UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083-0511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2006

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (the “Company”), will be held on Monday, May 1, 2006 at 8:00 a.m., local time, at the Company’s offices located at 210 East Grand Avenue, South San Francisco, California 94080 for the following purposes:

1.	To elect three Class I directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 3, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ CHRISTOPH A. PEREIRA
Christoph A. Pereira
Secretary

South San Francisco, California

March 29, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM FOR FURTHER INFORMATION.

170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083-0511

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2006

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Exelixis, Inc. (sometimes referred to as the “Company” or “Exelixis”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting, and Exelixis requests that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or via the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about March 29, 2006 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 3, 2006 will be entitled to vote at the Annual Meeting. On the record date, there were approximately 83,769,250 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 3, 2006 your shares were registered directly in your name with Exelixis’ transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, Exelixis urges you to fill out and return the enclosed proxy card, or vote by telephone or via the Internet as instructed below, to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 3, 2006 your shares were held electronically in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	election of three Class I directors to hold office until the 2009 Annual Meeting of Stockholders; and

•	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or “Abstain” from voting. The procedures for voting are explained below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy by telephone or vote by proxy via the Internet. Whether or not you plan to attend the meeting, Exelixis urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting. Exelixis will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, Exelixis will vote your shares as you direct.

•	To vote by telephone, dial toll-free 1-866-540-5760 from the United States using a touch-tone phone and follow the recorded instructions. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2006. Submitting your proxy by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

•	To vote via the Internet, go to www.proxyvoting.com/exel to complete an electronic proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on April 30, 2006. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. You must follow these instructions in order for your bank, broker or other agent to vote your shares per your instructions. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ website at www.proxyvote.com. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2006. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 3, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the three nominees for director and “For” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Exelixis will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock beneficially owned by others to forward to such beneficial owners. Exelixis may reimburse persons representing beneficial owners of the Company’s common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Can I revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

•	Your proxy may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.

What is the deadline for submitting stockholder proposals for the 2007 Annual Meeting?

To be considered for inclusion in the 2007 proxy materials, your proposal must be submitted in writing by November 29, 2006 to the Secretary of the Company at Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511. However, if the Company’s 2007 Annual Meeting of Stockholders is not held between April 1, 2007 and May 31, 2007, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

If you wish to submit a proposal or nominate a director at our 2007 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in the Company’s Bylaws, to the Secretary of the Company at Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 no earlier than the close of business on January 31, 2007, and no later than the close of business on March 2, 2007. However, if the Company’s 2007 Annual Meeting of Stockholders is not held between April 1, 2007 and May 31, 2007, then you must notify the Company’s Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2007 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2007 Annual Meeting of Stockholders or (ii) if the Company publicly announces the date of the 2007 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2007 Annual Meeting of Stockholders, the 10th day following the day that the Company first makes a public announcement of the date of the 2007 Annual Meeting of Stockholders. Exelixis also advises you to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2007 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company’s management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For”, “Withhold” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the three Class I nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were approximately 83,769,250 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

Proposal 1

Election of Class I Directors

Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. The authorized number of directors is presently ten, but our Board of Directors is presently comprised of nine members. Jean-Francois Formela’s resignation from the Board of Directors on November 1, 2005 created a vacancy. The Board of Directors intends to fill such vacancy if a suitable candidate is located. The Board of Directors has determined that Drs. Cohen, Garber, Marchesi, McCormick, Papadopoulos, Poste and Willsey and Mr. Wyszomierski, which members constitute a majority of the Board of Directors, are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market).

There are three directors in Class I, the class whose term of office expires in 2006. Proxies may not be voted for more than three directors. Each of the nominees for election to this class is currently a director of the Company, but only Dr. Cohen was previously elected by the stockholders. Dr. Poste and Mr. Wyszomierski were originally elected to the Board of Directors in 2004, upon the recommendation of the Nominating and Corporate Governance Committee. Both Dr. Poste and Mr. Wyszomierski had been recommended to the Nominating and Corporate Governance Committee by members of our Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Class I Nominees for Election for a Three-Year Term expiring at the 2009 Annual Meeting

Charles Cohen, Ph.D., age 55, has been a director since November 1995. Since May 2003, Dr. Cohen has been a Vice President of Advent International, a global venture capital firm. Currently, Dr. Cohen is the Chairman of the Supervisory Board of Cellzome AG, a post-genomics biotechnology company. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG. Prior to that, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was a director and its Chief Executive Officer from 1985 to 1995. Dr. Cohen serves on the board of directors of several private companies. Dr. Cohen has been the Chief Executive Officer of several companies. Dr. Cohen received his Ph.D. from New York University of Medicine.

George Poste, D.V.M., Ph.D., age 61, has been a director since August 2004. Dr. Poste has been the director of the Biodesign Institute at Arizona State University since May 2003. Dr. Poste has also served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 1999. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste serves on the Defense Science Board of the U.S. Department of Defense (and chairs the Task Force on Bioterrorism) and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Dr. Poste is also the Non-Executive Chairman of Orchid Biosciences, Inc., a biotechnology company, and a member of the Board of Directors of Monsanto Company, a provider of agricultural products and solutions. Dr. Poste is a Fellow of the Royal Society, the Academy of Medical Sciences, Pembroke College Cambridge, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. and a Ph.D. in Virology from the University of Bristol, England.

Jack L. Wyszomierski, age 50, has been a director since February 2004. Since 2004, Mr. Wyszomierski has been the Executive Vice President and Chief Financial Officer of VWR International, Inc., a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee

Class II Directors Continuing in Office until the 2007 Annual Meeting

Alan M. Garber, M.D., Ph.D., age 50, has been a director since January 2005. Dr. Garber has been the Henry J. Kaiser Jr. Professor and a Professor of Medicine at Stanford University since 1998. Dr. Garber is also a Professor (by courtesy) of Economics, Business, and Health Research and Policy at Stanford University. Dr. Garber is the Director of the Center for Primary Care and Outcomes Research at Stanford University School of Medicine, the Center for Health Policy at Stanford University, and the Health Care Program of the National Bureau of Economic Research. He is a Senior Fellow at the Institute for International Studies at Stanford University and a staff physician at the VA Palo Alto Health Care System. Dr. Garber consults for numerous prestigious organizations, is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. in Economics summa cum laude, an A.M. in Economics, a Ph.D. in Economics from Harvard College and an M.D. from Stanford University.

Vincent T. Marchesi, M.D., Ph.D., age 70, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. Dr. Marchesi is also Editor-in-Chief at the Federation of American Societies for Experimental Biology Journal. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University.

Class III Directors Continuing in Office until the 2008 Annual Meeting

Stelios Papadopoulos, Ph.D., age 57, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board of Directors since January 1998. Dr. Papadopoulos is a Vice Chairman of Cowen & Co., LLC, a brokerage firm and investment bank, focusing on the biotechnology and pharmaceutical sectors. Prior to joining Cowen in February 2000, he spent 13 years as an investment banker at PaineWebber, Incorporated where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. Prior to joining PaineWebber in 1987, Dr. Papadopoulos was a Vice President in the Equity Research Department of Drexel Burnham Lambert, an investment bank, covering the biotechnology industry and prior to that a biotechnology analyst at Donaldson, Lufkin & Jenrette, an integrated investment and merchant bank. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder and member of the Board of Directors of Anadys Pharmaceuticals, Inc., a biotechnology company, a member of the Board of Directors of GenVec, Inc., a biotechnology company, SGX Pharmaceuticals, Inc., a biotechnology company, and several private companies. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University.

George A. Scangos, Ph.D., age 57, has served as a director and as the Company’s President and Chief Executive Officer since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos is a member and Chairman of the Board of Directors of Anadys Pharmaceuticals, Inc. and a private company. Dr. Scangos was a Post-Doctoral Fellow at Yale University and a faculty member at the Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

Frank McCormick, Ph.D., age 55, has been a director since July 2003. Dr. McCormick is Director of the University of California, San Francisco (UCSF) Comprehensive Cancer Center and has been the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF since 1998. From 1992 to 1998, Dr. McCormick was the founder and Chief Scientific Officer at Onyx Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1992, he served as Vice President of Therapeutic Research at Chiron Corporation, a pharmaceutical company, and from 1981 to 1990, he served as Vice President of Discovery Research with Cetus Corporation, a biotechnology company. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick was a Post-Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick holds a B.S. in Biochemistry from the University of Birmingham, England and a Ph.D. in Biochemistry from the University of Cambridge, England.

Lance Willsey, M.D., age 44, has been a director since April 1997. Dr. Willsey has been a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Dr. Willsey is a member of the Board of Directors of Exact Sciences Corporation, a biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University.

Board Committees and Meetings

During the year ended December 31, 2005, our Board of Directors held nine meetings. As required under applicable listing standards of the Nasdaq Stock Market, during the year ended December 31, 2005, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. During the year ended December 31, 2005, all of our directors attended at least 75% of the total meetings of the Board of Directors and of the committees on which they served during the period for which they were a director or committee member, respectively, except Dr. McCormick. Dr. McCormick attended approximately 67% of the total meetings of the Board of Directors. Dr. McCormick was not a member of any of the Board’s committees in 2005.

In 2005, our Board of Directors had an Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee. In addition, the Board of Directors established a Research and Development Committee, effective January 1, 2006. The Board of Directors has adopted written corporate governance guidelines, which may be viewed at the Company’s website at www.exelixis.com. The information on the Company’s website is not a part of this Proxy Statement.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process, ensures the integrity of the Company’s financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining on behalf of the Board of Directors whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing and approving all related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in the Company’s Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statement reviews; and resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the Nasdaq Stock Market applicable to audit committees.

During 2005, the Audit Committee was comprised of three independent directors, Drs. Cohen and Willsey and Mr. Wyszomierski (chairman). The Board of Directors has determined that all members of the Audit Committee are independent (as independence is currently defined by the rules of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934). The Board of Directors has also determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met five times during the year ended December 31, 2005. See “Report of the Audit Committee” below. The Audit Committee has adopted a written charter, which was filed as Appendix A to the Company’s 2004 proxy statement.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board of Directors; make recommendations to the Board of Directors regarding corporate governance issues; identify, review and evaluate candidates to serve as directors of the Company; serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; recommend such candidates to the Board of Directors and make such other recommendations to the Board of Directors regarding affairs relating to the directors of the Company, including director compensation; and develop a set of corporate governance principles for the Company. During 2005, the Nominating and Corporate Governance Committee was comprised of two independent directors, Drs. Garber (chairman) and Marchesi. Effective January 1, 2006, the Committee’s membership was changed to consist of Drs. Garber (chairman), Marchesi and Poste. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market). The Nominating and Corporate Governance Committee held three meetings in 2005. The Committee has adopted a written charter, which was filed as Appendix B to the Company’s 2004 proxy statement. Because Exelixis is an emerging biopharmaceutical company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the

Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Nominating and Corporate Governance Committee generally will consider and assess all candidates recommended by the directors, officers and security holders. The Company has also engaged an executive search firm to assist the Committee in identifying and recruiting potential candidates for membership on the Board of Directors. The Nominating and Corporate Governance Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the 2006 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in the Bylaws of the Company that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers about this Proxy Material and Voting” above. Such communications should be sent to the following address: 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511, Attn: Nominating and Corporate Governance Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

Compensation Committee

The purpose of the Compensation Committee is to oversee the Company’s compensation policies, plans and programs, reviews and determines the compensation to be paid to the Company’s officers and directors, and prepares and reviews the Compensation Committee’s report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our officers, establishes and reviews general policies relating to compensation and benefits of our employees, including executive officers, and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee has adopted a written charter. During 2005, the Compensation Committee was comprised of three independent directors, Drs. Cohen, Formela (chairman) and Marchesi. Dr. Formela resigned from his position as a member of the Board of Directors and of the Compensation Committee effective November 1, 2005. Effective January 1, 2006, the Compensation Committee was changed to consist of Drs. Cohen (chairman), Marchesi and Willsey. The Compensation Committee met six times during the year ended December 31, 2005. All members of the Compensation Committee are independent (as independence is currently defined by the rules of the Nasdaq Stock Market).

Research and Development Committee

The Research and Development Committee, which was established effective January 1, 2006, is responsible for advising the Company and the Board of Directors on matters of scientific importance as the Board, in consultation with management, may designate from time to time. The Research and Development Committee has adopted a written charter. The Research and Development Committee is comprised of two members, Drs. McCormick and Poste (chairman). In accordance with its charter, the Research and Development Committee will report to the Board of Directors regularly on its activities and the scientific matters designated to it by the Board.

Annual Meeting; Attendance

The Board of Directors does not have a formal policy with respect to the attendance of members of the Board of Directors at the Annual Meetings of Stockholders of the Company. Dr. Scangos was the only member of the Board of Directors in attendance at the 2005 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Security holders may send communications to the Board of Directors by mail at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511, by facsimile at (650) 837-8300 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”

Report of the Audit Committee1

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for (a) general oversight of the financial reporting process of the Company, (b) monitoring the integrity of the Company’s financial statements and systems of internal accounting and financial controls, (c) compliance with legal and regulatory requirements related to the preparation and external audit of the Company’s financial statements, and (d) selection, evaluation and retention of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934.

The Audit Committee maintains a written charter that outlines its responsibilities. Exelixis management has primary responsibility for preparing the Company’s consolidated financial statements, ensuring the integrity of such data and establishing the financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an annual audit of the Company’s consolidated financial statements, reviewing the Company’s unaudited interim financial statements and expressing an opinion as to the conformity of the annual financial statements with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. Based on this background, the Audit Committee reports as follows:

1. We have reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. We have also discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission (“SEC”).

2. We have discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380).

3. We have received and reviewed the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm its independence from the Company. We have also considered whether the provision of non-audit services to the Company by the independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. We have concluded that the independent registered public accounting firm is independent from the Company and its management.

4. Based on review and discussion of the matters set forth in paragraphs (1) through (3) above, we have recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements referred to above and management’s assessment of the effectiveness of the Company’s internal control over financial accounting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

We have also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and have presented our selection to the Board of Directors to present to the stockholders for ratification.

Audit Committee:

Charles Cohen

Lance Willsey

Jack Wyszomierski

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Board of Directors, on behalf of the Audit Committee, has directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements for each of the five years in the period ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

On Behalf of the Audit Committee, the Board of Directors Recommends a Vote in Favor of Proposal 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Year Ended December 31,
	2005	2004
Audit fees (1)	$749,800	$752,000
Audit-related fees (2)	86,800	43,000
Tax fees (3)	—	—
All other fees (4)	1,500	2,000

	$838,100	$797,000

(1)	“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2005 and 2004, these services included consultations relating to various transactions of the Company and services in connection with assisting the Company in its compliance with Section 404 of the Sarbanes-Oxley Act.

(3)	“Tax fees” include fees for tax compliance, tax and planning and tax advice. No tax fees were billed during fiscal 2005 and 2004.

(4)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2005 and 2004, these fees related to an online subscription to an Ernst & Young LLP database.

Pre-Approval of Services

During 2005 and 2004, the Audit Committee of the Board of Directors pre-approved the audit and non-audit services to be performed by our independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of the financial statements of the Company. The Audit Committee by policy pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee has not adopted a formal written policy for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee pre-approved all audit fees, audit-related fees, tax fees and other fees in 2005 and 2004. The Audit Committee has designated its chairman as a one-person subcommittee to whom it has delegated pre-approval authority. Any pre-approvals by the subcommittee must be presented to the Audit Committee at its next scheduled meeting.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of December 31, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address of each of the individuals named below is: c/o Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
George A. Scangos, Ph.D. (2)	2,716,267	3.2
Jeffrey R. Latts, M.D. (3)	411,280	*
Michael M. Morrissey, Ph.D. (4)	379,074	*
Frank L. Karbe (5)	255,636	*
Pamela A. Simonton, J.D., L.L.M. (6)	254,841	*
Stelios Papadopoulos, Ph.D. (7)	817,277	1.0
Charles Cohen, Ph.D. (8)	1,017,172	1.2
Alan M. Garber, Ph.D. (9)	35,000	*
Vincent T. Marchesi, M.D., Ph.D. (10)	71,000	*
Frank McCormick, Ph.D. (11)	45,000	*
George Poste, D.V.M., Ph.D. (12)	35,000	*
Lance Willsey, M.D. (13)	102,500	*
Jack Wyszomierski (14)	45,000	*

5% Stockholders

Wellington Management Company LLP (15) 75 State Street Boston, MA 02109	11,285,457	13.5

T. Rowe Price Associates (16) 100 E Pratt Street Baltimore, MD 21202	6,955,370	8.3

Entities Associated with Barclays Global Investors, NA (17) 45 Fremont Street San Francisco, CA 94105	4,869,472	5.8

Entities Associated with Orbimed Advisors LLC (18) 767 Third Avenue, 30th Floor New York, New York 10017	4,152,000	5.0	**

Entities Associated with FMR Corp. (19) 82 Devonshire Street Boston, Massachusetts 021019	10,711,900	12.8

All directors and executive officers as a group (16 persons) (20)	6,359,785	7.3

*	Less than one percent.

**	Rounded up to the nearest decimal.

1.	This table is based upon information supplied by officers and directors and upon information gathered by the Company about principal stockholders known to the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 83,404,722 shares outstanding on December 31, 2005, adjusted as required by rules promulgated by the SEC.

2.	Includes 90,909 shares held by Dr. Scangos, Trustee of The Leslie S. Wilson Grantor Annuity Trust, 4,875 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 4,875 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 1,302,083 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 183,334 of which would be subject to repurchase by Exelixis, if so exercised.

3.	Includes 409,166 shares Dr. Latts has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 77,918 of which would be subject to repurchase by Exelixis, if so exercised.

4.	Includes 42,500 shares held Dr. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust, dated July 21, 1994, as amended. Also includes 334,166 shares Dr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 88,230 of which would be subject to repurchase by Exelixis, if so exercised.

5.	Includes 249,791 shares Mr. Karbe has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 112,502 of which would be subject to repurchase by Exelixis, if so exercised.

6.	Includes 252,916 shares Ms. Simonton has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 34,376 of which would be subject to repurchase by Exelixis, if so exercised.

7.	Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 165,000 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 70,418 of which would be subject to repurchase by Exelixis, if so exercised.

8.	Includes 515,593 shares held by Rovent II L.P., 133,080 shares held by Advent Performance Materials, L.P., 76,226 shares held by Adwest L.P., 30,656 shares held by Advent Partners L.P. and 1,617 shares held by Advent International Investors II, L.P. Advent International Corporation is the manager of these funds and exercises sole voting and investment power with respect to all shares held by these funds. Dr. Cohen is a Vice President of Advent International Corporation and disclaims beneficial ownership of the shares held by these funds. Advent International Corporation is located at 75 State Street, Boston, MA 02109. Also includes 65,000 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 1,667 of which would be subject to repurchase by Exelixis, if so exercised.

9.	Represents 35,000 shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 19,376 of which would be subject to repurchase by Exelixis, if so exercised.

10.	Includes 55,000 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 1,667 of which would be subject to repurchase by Exelixis, if so exercised.

11.	Represents 45,000 shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 10,522 of which would be subject to repurchase by Exelixis, if so exercised.

12.	Represents 35,000 shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 16,772 of which would be subject to repurchase by Exelixis, if so exercised.

13.	Includes 65,000 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 1,667 of which would be subject to repurchase by Exelixis, if so exercised.

14.	Represents 45,000 shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of December 31, 2005, 14,168 of which would be subject to repurchase by Exelixis, if so exercised.

15.	These securities are owned of record by clients of Wellington Management Company LLP (“WMC”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares held of record by clients of WMC. WMC reports that it has shared voting power over 9,071,331 of such shares and shared dispositive power over 11,243,857 of such shares. †

16.	These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates reports that it has sole dispositive power over such shares and sole voting power over 1,724,580 of such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates may be deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims ownership of such shares. ††

17.	Represents 2,905,958 shares beneficially owned by Barclays Global Investors, NA and 1,963,514 shares beneficially owned by Barclays Global Fund Advisors. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, NA reports that it has sole voting power over 2,537,924 of such shares and sole dispositive power over 2,905,958 of such shares, and that Barclays Global Fund Advisors has sole voting and dispositive power over 1,963,514 of such shares. †††

18.	Represents 3,345,000 shares held by OrbiMed Advisors LLC and 807,000 shares held by OrbiMed Capital LLC. OrbiMed Advisors LLC and OrbiMed Capital LLC hold these shares on behalf of UBS Juniper Crossover Fund LLC (200,000 shares), Eaton Vance Worldwide Health Sciences (3,100,000 shares), Eaton Vance Emerald Worldwide Health Sciences (221,000 shares), Eaton Vance Variable Trust (45,000 shares), and Finsbury Worldwide Pharmaceutical Trust (586,000 shares). OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisers. Samuel D. Isaly is a control person of OrbiMed Advisors LLC and OrbiMed Capital LLC. Samuel D. Isaly, OrbiMed Advisors LLC and OrbiMed Capital LLC share voting and dispositive power over such shares. ††††

19.	Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of these shares as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). FMR Corp. and Edward C. Johnson 3rd, Chairman of FMR Corp., through their control of Fidelity and the funds, each has sole power to dispose of these shares, which are owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. †††††

20.	Total number of shares includes 3,128,123 shares of Exelixis common stock held directors, executive officers and entities affiliated with directors and executive officers. Also includes 3,231,662 shares issuable upon exercise of options exercisable within 60 days of December 31, 2005, 700,381 of which would be subject to repurchase by Exelixis, if so exercised.

†	The information in the footnote is based solely upon a Form 13G/A filed with the SEC on February 14, 2006.

††	The information in the footnote is based solely upon a Form 13G/A filed with the SEC on February 14, 2006.

†††	The information in the footnote is based solely upon a Form 13G filed with the SEC on January 26, 2006.

††††	The information in the footnote is based solely upon a Form 13G/A filed with the SEC on February 2, 2006.

†††††	The information in the footnote is based solely upon a Form 13G/A filed with the SEC on February 14, 2006.

Executive Officers of the Company

The following chart sets forth certain information regarding the executive officers of the Company:

Name	Age	Position
George A. Scangos, Ph.D. (1)	57	President, Chief Executive Officer and Director

Jeffrey R. Latts, M.D.	58	Executive Vice President and Chief Medical Officer

Michael M. Morrissey, Ph.D.	45	Executive Vice President, Discovery

Frank L. Karbe	37	Senior Vice President, Chief Financial Officer

Pamela A. Simonton, J.D., L.L.M.	56	Senior Vice President, Patents and Licensing

Ian D. Malcolm	43	Vice President, Strategic Marketing

Christoph A. Pereira	33	Vice President, Legal Affairs and Secretary

Lupe M. Rivera	39	Vice President, Human Resources

(1)	Please see “Class III Directors Continuing in Office until the 2008 Annual Meeting” in this Proxy Statement for information about Dr. Scangos.

Jeffrey R. Latts, M.D. has served as Executive Vice President and Chief Medical Officer since January 1, 2006. From July 2001 to December 2005, Dr. Latts served as Senior Vice President and Chief Medical Officer. From 1995 to June 2001, Dr. Latts served as Vice President of Clinical Research and Development and Corporate Chief Medical Officer at Berlex Laboratories, a pharmaceutical healthcare company. At Berlex, Dr. Latts was responsible for U.S. clinical development operations. Prior to Berlex, Dr. Latts served as Vice President of Clinical Research at Wyeth Ayerst, a pharmaceutical company. He began his career in the pharmaceutical industry with the Parke-Davis Pharmaceutical Division of Warner Lambert. In over 20 years in the industry, Dr. Latts has been involved in numerous investigational new drug application submissions and has successfully initiated early to late stage clinical trials for multiple disease areas, including cancer, immunology, central nervous system and metabolic diseases. He holds an M.D. from the University of Minnesota.

Michael M. Morrissey, Ph.D. has served has served as Executive Vice President, Discovery since January 1, 2006. From January 2003 to December 2005, Dr. Morrissey served as Senior Vice President, Discovery. Previously, he served as Vice President of Discovery Research from February 2000 through December 2002. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, he served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. Over the past twenty years, Dr. Morrissey has led discovery efforts that identified more than 20 clinical candidates, including five that have advanced to Phase 2 clinical trials for a variety of cardiovascular, inflammatory and oncology indications. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 66 issued U.S. patents and 23 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

Frank L. Karbe has served as Senior Vice President, Chief Financial Officer since February 2004. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Pamela A. Simonton, J.D., L.L.M., has served as Senior Vice President, Patents and Licensing since January 2004. Previously, she served as Vice President of Corporate Technology Development from April 2000 through

December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from George Washington University.

Ian D. Malcolm has served as Vice President, Strategic Marketing since June 2005. Prior to joining Exelixis, from June 2004 to June 2005, Mr. Malcolm was the Head of the Oncology New Products, Portfolio & Opportunities Franchise within the Global Marketing function at sanofi-aventis, a pharmaceutical company. Prior to his role at sanofi-aventis, he served as a Senior Director, Global Medical and Marketing–Oncology at Aventis Pharmaceuticals between December 2002 and June 2004. From June 2001 to December 2002, Mr. Malcolm was the Head of Marketing, Cellular Diagnostics at Johnson & Johnson. From 1996 to 2001, Mr. Malcolm held various positions at Novartis Pharmaceuticals Inc. and prior to his departure was a Marketing Director and Brand Team Leader. Mr. Malcolm holds an Honours B.Sc. in Microbiology from McMaster University in Hamilton, Ontario, Canada, and an MBA from the Leonard N. Stern School of Business, New York University.

Christoph A. Pereira has served as Vice President, Legal Affairs and Secretary since June 2004. From September 1998 to May 2004, Mr. Pereira worked for the law firm of Sullivan & Cromwell LLP where he practiced securities law focusing on corporate finance and mergers & acquisitions. Mr. Pereira holds an LL.M. from the University of Chicago Law School and a Mag. Jur. (equivalent to a U.S. J.D.) from the University of Vienna School of Law, Austria.

Lupe M. Rivera has served as Vice President, Human Resources since July 2004. Previously she served in Human Resources Director capacities at Exelixis from January 2002 through June 2004. She joined Exelixis in 2002 from AT&T’s Digital Subscriber Line (DSL) unit where she held the position of District Manager, Human Resources from June 2001. Prior to joining AT&T, she was Director, Human Resources for NorthPoint Communications, a communication service provider, between 1999 and May 2001 and, prior to that, she held various positions with Deltanet, an information technology company. Ms. Rivera also spent 12 years in banking with Valley National Bank of Arizona and Bank One, Arizona. Ms. Rivera holds a Master of Human Resources & Organization Development from University of San Francisco and is Certified Compensation Professional (CCP) from World at Work (formerly known as the American Compensation Association).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Compensation of Directors and Executive Officers

Compensation of Directors

Cash Compensation Arrangements

The table below provides information regarding the cash compensation arrangements for non-employee directors of Exelixis for 2006 and 2005. Dr. Scangos receives no compensation in his capacity as a member of the Board of Directors.

Cash Compensation

		2006	2005
Board of Directors	Retainer Fee	$20,000	$20,000
	Additional Chair Retainer Fee	10,000	5,000
	Regular Meeting Fee	2,500	2,500
	Special Meeting Fee(1)	500	500

Audit Committee	Retainer Fee	6,000	2,500
	Additional Chair Retainer Fee	6,000	0
	Meeting Fee(2)	1,000	500

Compensation Committee	Retainer Fee	5,000	2,500
	Additional Chair Retainer Fee	2,500	0
	Meeting Fee(2)	1,000	500

Nominating & Corporate Governance Committee	Retainer Fee	5,000	2,500
	Additional Chair Retainer Fee	2,500	0
	Meeting Fee(2)	1,000	500

Research & Development Committee(3)	Retainer Fee	10,000	—
	Additional Chair Retainer Fee	10,000	—
	Meeting Fee(2)	5,000	—

(1)	Meeting at which minutes are generated.
(2)	In-person meeting or teleconference at which minutes are generated.
(3)	Established January 1, 2006.

Equity Compensation Arrangements

In January 2000, we adopted the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to our directors who are not employees of the Company or of any affiliate of the Company. Such options are granted automatically, without further action by the Company, the Board of Directors or the stockholders of the Company. Under the terms of the Directors’ Plan, all non-employee directors receive a one-time initial option to purchase 25,000 shares of common stock. In addition, all non-employee directors receive an annual option to purchase 10,000 shares of common stock at the Annual Meeting of Stockholders. Options granted under the Directors’ Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Plan, the initial options to purchase 25,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants to purchase 10,000 shares are exercisable immediately but will vest monthly over a one-year period. As long as the optionholder continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. When the optionholder’s service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest. All options granted under the Directors’ Plan have a term of ten years and are set to terminate three months after a non-employee director’s service terminates. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, any surviving entity will either assume or replace all outstanding options under the Directors’ Plan. Otherwise, the vesting of the options will accelerate.

During the last year, we granted options covering 10,000 shares to each non-employee director of the Company, at an exercise price per share of $7.13, which equaled the fair market value of our common stock at the date of grant (based on the closing sale price reported on the Nasdaq National Market on the last trading day prior to the day of grant). In addition, we granted to Dr. Garber options covering 25,000 shares, at an exercise price of $9.50 per share, when he joined the Board of Directors on January 1, 2005.

Reimbursement of Expenses

The members of the Board of Directors are also eligible for reimbursement of expenses incurred in connection with their attendance of Board of Directors meetings in accordance with Company policy. In 2005, total reimbursement for such expenses was approximately $31,000.

Consulting Agreements

In July 2004, we entered into a consulting agreement with Dr. Poste. Under the terms of the agreement, Dr. Poste provided consulting services in the field of pharmaceutical research and development. Compensation under the consulting agreement was at an annual rate of $30,000. Dr. Poste earned $27,500 in consulting fees during the year ending December 31, 2005. The consulting agreement with Dr. Poste was mutually terminated in December 2005.

In November 2003, we entered into a consulting agreement with Dr. McCormick. Under the terms of the agreement, Dr. McCormick provided consulting services in the field of pharmaceutical research and development. Compensation under the consulting agreement was at a rate of $2,000 per day. Dr. McCormick earned no consulting fees during the year ending December 31, 2005. The consulting agreement with Dr. McCormick expired by its terms in 2005 and was not renewed.

Compensation of Executive Officers

The following table shows for each of the three years ended December 31, 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

Summary Compensation Table

							Long-Term Compensation Awards (1)
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options		All Other Compensation (2)
George A. Scangos, Ph.D.,	2005	$675,000	$500,000		$—		1,000,000		$7,000
President and Chief Executive	2004	621,000	372,000		—		350,000		6,500
Officer	2003	600,000	180,000		—		600,000		6,000

Jeffrey R. Latts, M.D.,	2005	365,729	128,005		62,500	(3)	300,000		7,000
Executive Vice President and	2004	340,213	119,074		62,500	(3)	100,000		5,720
Chief Medical Officer	2003	325,500	113,925		—		225,000		5,186

Michael M. Morrissey, Ph.D.,	2005	359,856	143,942		—		300,000		5,798
Executive Vice President,	2004	323,000	116,620		—		100,000		6,500
Discovery	2003	290,000	101,500		—		235,000		5,594

Frank L. Karbe, (4)	2005	325,500	113,925		—		200,000		—
Senior Vice President and	2004	270,000	209,615	(5)	—		310,000	(6)	—
Chief Financial Officer	2003	—	—		—		—		—

Pamela A. Simonton, J.D., L.L.M.,	2005	301,111	105,389		75,000	(7)	200,000		4,200
Senior Vice President,	2004	278,807	97,582		75,000	(7)	70,000		4,990
Patents and Licensing	2003	250,500	62,625		75,000	(7)	100,000		4,225

(1)	We offer no other form of long-term compensation.
(2)	Represents 401(k) matching contributions for 2005, 2004 and 2003.
(3)	Represents the forgiveness of $62,500 in each of 2005 and 2004 of a loan in the principal amount of $125,000 for Dr. Latts.
(4)	Mr. Karbe joined the Company on February 2, 2004.
(5)	Includes $89,615 sign-on bonus.
(6)	Includes 225,000 shares awarded upon joining the Company.
(7)	Represents the forgiveness of $75,000 in each of 2005, 2004 and 2003 of a loan in the principal amount of $300,000 for Ms. Simonton.

Stock Option Grants and Exercises

We grant options to our executive officers under our 2000 Equity Incentive Plan, which was approved by our stockholders on March 15, 2000. Prior to April 2000, we granted options to our executive officers under our 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan. Under the 2000 Equity Incentive Plan, 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan, options to purchase an aggregate of 28,305,999 shares of common stock were granted from the inception of these plans to December 31, 2005, of which options to purchase 13,157,431 shares of common stock were outstanding, including 12,209,780 shares to be issued upon exercise of options granted under the 2000 Equity Incentive Plan. In addition, as of December 31, 2005, 9,590,306 shares were available for grant under the 2000 Equity Incentive Plan.

Our 1997 Equity Incentive Plan was terminated for purposes of new option grants in April 2000. Our 1994 Employee, Director and Consultant Stock Plan was terminated for purposes of new option grants in September 1997. Each of the plans remains in effect as to outstanding options granted under that plan.

The following table shows, for the fiscal year ended December 31, 2005, certain information regarding options granted to the Named Executive Officers.

The exercise price of each option granted in 2005 was equal to the fair market value of common stock on the date of grant. The exercise price may be paid in cash or shares of common stock valued at fair market value on the exercise date.

The potential realizable value of the Company’s options is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent the Company’s prediction of its stock price performance. Actual gains, if any, on option exercises are dependent on the future performance of Exelixis common stock and overall market conditions. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the grant day exercise price;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

Percentages shown under “Percent of Total Options Granted to Employees in 2005” are based on an aggregate of 3,679,375 options granted to employees under the Company’s stock option plans during 2005.

Option Grants in Last Fiscal Year

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise Price per Share	Expiration Date
					5%	10%
George A. Scangos, Ph.D.	1,000,000	27.2%	$8.90	12/9/2015	$5,597,162	$14,148,308

Jeffrey R. Latts, M.D.	300,000	8.2	8.90	12/9/2015	1,679,149	4,255,292

Michael M. Morrissey, Ph.D.	300,000	8.2	8.90	12/9/2015	1,679,149	4,255,292

Frank L. Karbe	200,000	5.4	8.90	12/9/2015	1,119,432	2,836,862

Pamela A. Simonton, J.D., L.L.M	200,000	5.4	8.90	12/9/2015	1,119,432	2,836,862

(1)	The options expire 10 years from the date of grant, or earlier upon termination of employment. The options generally vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Vesting is subject to acceleration as described under the caption “Employment Agreements and Severance and Change in Control Arrangements” below.

The following table sets forth the number and value of securities underlying unexercised options that were held by each of the Named Executive Officers as of December 31, 2005. No options were exercised by the Named Executive Officers in 2005.

Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2005” are based on the December 30, 2005 closing price of $9.42 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. These values have not been, and may never be, realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 (1)		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
George A. Scangos, Ph.D.	—	$—	1,287,500	1,262,500	$1,885,750	$651,250
Jeffrey R. Latts, M.D.	—	—	405,000	375,000	715,250	193,500
Michael M. Morrissey, Ph.D.	—	—	330,000	375,000	755,450	193,500
Frank L. Karbe	—	—	246,250	263,750	325,625	135,875
Pamela A. Simonton, J.D., L.L.M.	—	—	250,000	252,500	320,750	130,250

(1)	All options granted prior to December 9, 2004 are exercisable upon grant, but the underlying shares are subject to a right of repurchase by Exelixis until vested. All options granted on or after December 9, 2004 are exercisable only upon vesting.

Employment Agreements and Severance and Change in Control Arrangements

Employment Agreements

At the time of commencement of employment, Exelixis employees generally sign offer letters specifying basic terms and conditions of employment. In general, Exelixis employees are not subject to written employment agreements. However, each of our Named Executive Officers has entered into employment agreements with the Company, as described below. Each officer and employee has entered into a standard form agreement with respect to confidential information and invention assignment that provides that the employee will not disclose to any third party any confidential information of Exelixis received during the course of employment and that, with some exceptions, the employee will assign to Exelixis any and all inventions and all other intellectual property rights conceived or developed during the course of employment.

The Company has employment agreements with each of its Named Executive Officers pursuant to which such officers are entitled to receive cash and equity compensation. Base compensation is reviewed and adjusted annually by the Compensation Committee, which, in its discretion, also awards year-end cash and equity bonuses upon the achievement of specified performance objectives. Under the employment agreements, the Named Executive Officers are also entitled to benefits generally made available to Company’s full time employees. Severance and change in control provisions contained in the employment agreements have been superseded by the participation of each of our Named Executive Officers in the Company’s Change in Control and Severance Plan.

Change in Control and Severance Plan

On January 4, 2006, George Scangos, Frank Karbe, Jeffrey Latts, Michael Morrissey and Pamela Simonton elected to participate in the Company’s Change in Control and Severance Plan, which was adopted on

December 9, 2005. If any of these Named Executive Officers’ employment with the Company terminates due to an involuntary termination without cause or a constructive termination during a period starting one month prior to and ending 13 months following a change in control, then the executive is entitled to the following benefits under the plan: (a) a cash payment equal to the sum of the executive’s base salary and bonus for 18 months (or 24 months for Dr. Scangos); (b) the vesting of all of the executive’s options will accelerate in full and the exercise period of such options will be extended to the later of (i) twelve months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement, provided that if such extension would cause the options to be subject to Section 409A of the Internal Revenue Code of 1986, as amended, then the exercise period for such options will be extended to such shorter period that would not cause the options to be subject to Section 409A; (c) payment of health insurance premiums for a period of up to 18 months (or 24 months for Dr. Scangos); and (d) the Company will pay for outplacement services for 18 months, subject to a $30,000 limit (or 24 months for Dr. Scangos, subject to a $50,000 limit). If any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive may receive a reduced amount of the affected severance benefits.

If the employment of any of the Named Executive Officers terminates due to (a) a termination without cause before a change in control or (b) a termination without cause or a constructive termination more than 13 months following a change in control, then the executive is entitled to receive a cash severance benefit equal to six months of base salary. In such circumstances, the Company will also pay the executive’s COBRA premiums for any health, dental or vision plan sponsored by the Company that the executive is enrolled in for a period of up to six months.

Report of the Compensation Committee of the

Board of Directors on Executive Compensation1

The Compensation Committee of the Board of Directors, which is currently comprised of Drs. Cohen, Marchesi and Willsey, is responsible for administrating the Company’s compensation programs.

Compensation Philosophy. In structuring compensation for the Company’s executive officers, including the Chief Executive Officer, the goal of the Compensation Committee is to enable the Company to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance, while also linking executive compensation to the interests of stockholders. Accordingly, we tie a substantial portion of each executive officer’s total potential compensation to Company performance. In addition to a base salary, executives are eligible for annual bonuses and long-term incentive compensation awards that are linked directly to the Company’s achievement of key corporate and scientific goals. We believe it is important to reinforce the relationship between pay and performance.

Compensation Factors. In setting the level of cash and equity compensation for the Company’s executive officers, including the Chief Executive Officer, the Compensation Committee considers various factors, including the performance of the Company and the individual executive during the year; the uniqueness and relative importance of the executive’s skill set to the Company; the executive’s expected future contributions to the Company; the percentage of vested versus unvested options held by the executive; the executive’s tenure as well as applicable market pressures. The Compensation Committee also reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences industries as well as the compensation levels of other executive officers of the Company. In conjunction with its review, the Compensation Committee utilizes multiple benchmark surveys that are widely used in the Company’s industry and peer company proxy data. When establishing each element of an executive officer’s compensation, the Compensation Committee also takes into consideration the executive’s historical cash and equity compensation as well as his or her total current and potential compensation.

Compensation Program. The Compensation Committee acts on behalf of the Board of Directors by fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of all officers and directors of the Company, and to establish and review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee is also responsible for the administration of the 2000 Equity Incentive Plan and the Company’s other benefit plans. Since 1999, the annual reviews of executive officers, including the Chief Executive Officer, have occurred in the fourth quarter. The three principle components of the Company’s executive compensation are base salary, potential annual cash bonus and potential long-term compensation in the form of stock options.

•	Base Salary. The Compensation Committee annually reviews each executive officer’s base salary and sets such salary based on a review of individual and company performance during the year as well as market and benchmark data for the Company’s industry and specific peer group.

•	Annual Cash Bonus. Annual cash bonuses are tied to the accomplishment of corporate milestones, such as key corporate and scientific goals, and to each executive’s year-end performance review. Bonuses are awarded as a percentage of base salary. The bonus percentage target is based on the seniority of the applicable position and is comprised of a Company component and a division/department component. The portion of the total bonus target that is tied to the Company component increases with the seniority of an executive’s position and ranges between 70% for the Company’s vice presidents and 100% for the

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

Company’s Chief Executive Officer. The bonus percentage targets are established annually by the Compensation Committee. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targets total cash compensation at the upper third percentile of the peer company market.

•	Long-Term Incentive Program. The Company’s 2000 Equity Incentive Plan provides for the issuance of stock options to executive officers and employees of the Company to purchase shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to the Company’s executive officers and other employees, both as a reward for past individual and corporate performance and as an incentive for future performance. In determining the size of option grants to executives, the Compensation Committee considers the number of options, including exercise prices, already owned by such officers as well as market and benchmark data for the Company’s industry and specific peer group. The Compensation Committee generally targets stock option awards at the upper third percentile of the peer company market.

Compensation for the Chief Executive Officer. In determining Dr. Scangos’ compensation for 2005, the Compensation Committee considered a number of factors and criteria, including Dr. Scangos’ historical compensation levels, the achievement of key corporate and R&D goals during the year as well as the compensation levels of other chief executive officers at the Company’s peer companies, taking into account Dr. Scangos’ experience and knowledge. Among the corporate accomplishments and R&D achievements reviewed by the Compensation Committee in determining Dr. Scangos’ compensation were:

•	the Phase I initiation of the clinical trials for XL880, XL820, XL184, XL844 and XL784

•	the advancement of XL647, XL999 and XL784 in clinical Phase I trials

•	the Phase III initiation of the clinical trial for XL119 and the subsequent partnering of XL119

•	the advancement of XL228, XL418, XL281, XL335 and XL550 to development candidate status

•	the favorable amendment of the GlaxoSmithKline collaboration and subsequent achievement of $35 million in milestones under the amended collaboration

•	the collaboration with Genentech relating to the Company’s NOTCH IP portfolio

•	the favorable amendment and termination of the Company’s GenOptera collaboration with Bayer

•	the clinical financing with Symphony Evolution

•	the successful integration of X-Ceptor Therapeutics

•	the transactions with Bristol-Myers Squibb and Wyeth Pharmaceuticals

On the strength of these achievements and in recognition of Dr. Scangos’ instrumental leadership role, the Compensation Committee recommended, and the Board of Directors approved, a merit increase of 11% to Dr. Scangos’ base salary, a performance bonus of $500,000, and a performance grant of 1,000,000 stock options.

Deductibility of Compensation under Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, may limit the Company’s ability to deduct for United States federal income tax purposes, compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. Current cash compensation paid to the Company’s Chief Executive Officer is more than $1,000,000 per year and any amount in excess of $1,000,000 is not deductible to the Company. The Company expects that the deductibility limit of Section 162(m) currently will not have a material effect on its results of operation.

Conclusion. It is the opinion of the Compensation Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align the Company’s corporate and scientific performance and the interests of the Company’s stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable the Company to attract and retain the highest caliber of executives.

Compensation Committee:

Charles Cohen

Vincent Marchesi

Lance Willsey (member since January 2006)

Compensation Committee Interlocks and Insider Participation

During 2005, the Company’s Compensation Committee was comprised of Drs. Cohen, Formela and Marchesi. Dr. Formela resigned from his position as a member of the Board of Directors and of the Compensation Committee effective November 1, 2005. Effective January 1, 2006, the Compensation Committee was changed to consist of Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee has at any time been an officer or employee of the Company, except that Dr. Formela served as our acting Chief Executive Officer from December 1995 to October 1996, and Dr. Cohen served as our acting Chief Scientific Officer from December 1995 to April 1997 and was named as an officer of one of our former subsidiaries from 2001 through March 2005, for which he did not receive any compensation. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Performance Measurement Comparison

The following graph compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return of the Nasdaq National Market, U.S. Index (“Nasdaq”) and the Nasdaq Biotech Index (“Nasdaq-Biotech”) for the period beginning on April 11, 2000, the Company’s first day of trading after its initial public offering, and ending on December 31, 2005.

Comparison of Quarterly Cumulative Total Return(1) among Exelixis, Inc., the

Nasdaq National Market, U.S. Index and the Nasdaq Biotech Index(2)

	4/11/00	6/30/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01
Exelixis, Inc.	100	257	241	112	62	136	82	119
Nasdaq	100	98	91	61	44	52	36	47
Nasdaq Biotech	100	118	128	105	72	95	70	85

	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03
Exelixis, Inc.	99	54	35	57	48	49	51	50
Nasdaq	44	35	28	32	32	39	43	48
Nasdaq Biotech	73	48	45	47	48	63	68	68

	3/31/04	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05
Exelixis, Inc.	61	72	58	68	48	53	55	67
Nasdaq	48	49	45	52	48	49	51	53
Nasdaq Biotech	73	71	67	72	61	65	74	74

(1)	Assumes that $100.00 was invested on April 11, 2000 (the date of our initial public offering) in the designated stock or index. Pursuant to applicable SEC rules, all values are to assume reinvestment of the full amount of all dividends; however, no dividends have been declared on the Company’s common stock to date.
(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

Certain Transactions

Indemnification Agreements

As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to the Company or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company, arising out of such person’s services as a director or executive officer with respect to the Company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Indebtedness of Management

In July 2002, we entered into a loan agreement with Jeffrey Latts, who was then Senior Vice President and Chief Medical Officer, in the amount of $125,000, following, and as a result of, his joining the Company. The loan had an interest rate of 4.60% and matured on July 15, 2005. Fifty percent of the principal of the loan was subject to forgiveness on each of the third and fourth employment anniversary date. Accordingly, $62,500 of the loan principal was forgiven in 2004 and 2005, respectively. The largest amount of indebtedness (principal and interest) outstanding under this loan during 2005 was $64,061 and no amount of principal or interest under this loan was outstanding as of December 31, 2005.

In April 2001, we entered into a loan agreement with Pamela Simonton, who was then Vice President of Corporate Technology Development, in the amount of $300,000, following, and as a result of, her joining the Company. The loan has an interest rate of 4.90% and matured on April 26, 2005. The loan is subject to 25% forgiveness on each anniversary of the loan provided that Ms. Simonton is a full-time employee during the preceding 12 months. Accordingly, $75,000 of the loan principal was forgiven in 2002, 2003, 2004 and 2005, respectively. The largest amount of indebtedness (principal and interest) outstanding under this loan during 2005 was $127,630 and no amount of principal under this loan was outstanding as of December 31, 2005. Accrued interest on the loan in the amount of $52,630, which is subject to forgiveness in 2006, was outstanding as of March 29, 2006.

Certain Business Relationships

Dr. Papadopoulos, the Chairman of the Company’s Board of Directors, is an investment banker at Cowen & Co., LLC, which provides investment banking services to the Company from time to time. No fees or expenses were incurred by the Company in 2005 in connection with such services.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year a number of brokers with account holders who are Exelixis stockholders will be “householding” Exelixis’ proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Investor Relations, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ CHRISTOPH A. PEREIRA
CHRISTOPH A. PEREIRA
Secretary

March 29, 2006

EXELIXIS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2006

The undersigned hereby appoints George A. Scangos, Christoph A. Pereira and Frank L. Karbe, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94080 on Monday, May 1, 2006 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING VIA THE INTERNET OR BY TELEPHONE.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Proposal 1: To elect three Class I directors to hold office until the 2009 Annual Meeting of Stockholders:

Nominees:

01 Charles Cohen, Ph.D.

02 George Poste, D.V.M., Ph.D.

03 Jack Wyszomierski

FOR all nominees listed below (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

Proposal 2: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR

AGAINST

ABSTAIN

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Signature

Signature

Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on April 30, 2006, the day prior to the Annual Meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/exel

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.